Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ANDES 2 INC.", CHANGING ITS NAME FROM "ANDES 2 INC." TO "MARIPOSA HEALTH, INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2015, AT 5 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5556417 8100

150322486

AUTHENTICATION: 2190510

DATE: 03-11-15

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANDES 2 INC.

****

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 03/06/2015
FILED 05:00 PM 03/05/2015
SRV 150322486 - 5556417 FILE

Curtis Riley hereby certifies that:

ONE: The original name of this corporation is ANDES 2 Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 23, 2014.

TWO: He is the duly elected and acting President of ANDES 2 Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

FIRST: The name of the Corporation is Mariposa Health, Inc.

SECOND: The registered office of the Corporation is to be located at 1811 Silverside Road in the City of Wilmington in the County of New Castle, in the State of Delaware 19810. The name of its registered agent at that address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("**DGCL**").

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 110,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.001 per share, and 10,000,000 shall be preferred stock, par value $.001 per share. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of preferred stock, for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

Simultaneously with the date of the filing of this Amended and Restated Certificate of Incorporation (the "**Effective Date**"), each five (5) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date shall automatically be reclassified and continued, without any action on the part of the holder thereof, as one (1) share of Common Stock subject to adjustment within the sole discretion of the Board of Directors. The Corporation shall not be required under any circumstances to issue any fractional shares of Common Stock. In the event that the total number of outstanding shares of Common Stock held by any holder shall give rise to a fractional interest of Common Stock upon

conversion, then in lieu of issuing fractional shares, the Corporation shall round up to the next highest number of shares.

FIFTH: The name and address of the Incorporator is as follows:

NAME	ADDRESS
Harvard Business Services, Inc.	16192 Coastal Highway Lewes, Delaware 19958

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws. Election of directors need not be by ballot unless the bylaws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens on all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, to the provisions of this Certificate, and to the provisions of any bylaws from time to time made by the stockholders or by the Board of Directors; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

(5) The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes at the time such classification becomes effective. The term of office of the initial Class I

directors shall expire at the first annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(6) Notwithstanding the foregoing provisions of this Section 6, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: The liability of the Corporation's directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

ANDES 2 Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 5th day of March, 2015.

/s/ Curtis Riley

Curtis Riley, President

STATE OF DELAWARE

WAIVER OF REQUIREMENT FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fees was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State